FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (the “Agreement”) is made as of March 15, 2011, by and among Inland Diversified Real Estate Trust, Inc. (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and the existing and new “Lenders” shown on the signature pages hereof.

R E C I T A L S

A.

Borrower, Administrative Agent and KeyBank National Association, as sole Lender, have entered into that certain Credit Agreement dated as of November 1, 2010 (as amended, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.

Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $25,000,000.  The Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $50,000,000; (ii) admit RBS Citizens, N.A., d/b/a Charter One (“Charter One”) as a “Lender” under the Credit Agreement; and (iii) make certain other modifications to the terms of  the Credit Agreement as described herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.

The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.

From and after March 15, 2011 (the “Effective Date”) Charter One shall be considered as a “Lender” under the Credit Agreement and the Loan Documents, having a Commitment of Twenty-Five Million Dollars ($25,000,000).  The Borrower shall, on or before the Effective Date, execute and deliver to Charter One a Note to evidence the Loans to be made by such Lender.

3.

From and after the Effective Date, the Aggregate Commitment shall equal Fifty Million Dollars ($50,000,000).

4.

Charter One shall have the title of Documentation Agent with respect to the Facility. The Documentation Agent shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, Charter One having only those rights or obligations arising hereunder in its capacity as a Lender.

5.

The definition of “Construction-in-Progress” in Article I is hereby deleted and replaced with the following:

“Construction-in-Progress” means, the sum of (i) for all Projects owned by a member of the Consolidated Group, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on Projects that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months after the relevant determination date of Gross Asset Value, plus (ii) for all Projects owned by Investment Affiliates, the lesser of (a) the Investment of Borrower or the applicable Subsidiary in the applicable Investment Affiliate or (b) the Consolidated Group Pro Rata Share of such Investment Affiliate’s similar cash expenditures, for such land and improvements.  In each case, the applicable Project shall cease to be included in Construction-In-Progress on the first to occur of (i) the first anniversary of issuance of a certificate of occupancy (or its equivalent) for such Project and (ii) the last day of the first fiscal quarter of the Borrower in which such Project has been 85% occupied by tenants which are not Affiliates of the Borrower.

6.

The definition of “Qualifying Unencumbered Property” in Article I is hereby deleted and replaced with the following:

“Qualifying Unencumbered Property” means any Stabilized Project which as of any date of determination, (a) is wholly owned in fee simple by the Borrower or a Wholly-Owned Subsidiary which is also a Subsidiary Guarantor, (b) is either (i) an “anchored” retail Project, (ii) an “anchored” mixed use Project, (iii) a multi-family Project, or (iv) a “triple net” office Project, in each case with the Borrower making a written determination of the nature of such Project as an “anchored” or “triple net” Project, subject to the Administrative Agent’s review and reasonable approval, (c) is not, nor is any direct or indirect Equity Interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in Sections 6.16(a) through 6.16(d) or subject to a Negative Pledge; (d) with respect to which (i) none of the Borrower’s direct or indirect Equity Interests in such Subsidiary Guarantor are subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project) which prohibits or limits the ability of such Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any Projects or Equity Interests of such Subsidiary Guarantor or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right, without the need to obtain the consent of any Person, to sell, transfer or otherwise dispose of such Project or to create a Lien on such Project as security for Indebtedness of the Borrower or such Subsidiary Guarantor; (e) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project) which entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.16(a) through 6.16(d)) and other than rights created under financing commitments entered into with lenders for the proposed encumbrance of such

Project to secure Indebtedness to be funded by such lender not later than ninety (90) days after execution of such financing commitment) on any Project or Equity Interests of such Subsidiary Guarantor or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause); (f) is free of any material structural defects or material architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project as evidenced by a certification of the Borrower; and (g) when aggregated with all other Qualifying Unencumbered Properties, results in the Qualifying Unencumbered Properties as a whole having at least eighty-five percent (85%) of their aggregate gross leasable area or rentable area leased to tenants (other than Excluded Tenants) that are paying rent pursuant to binding leases as to which no monetary default has occurred and continued unremedied for 60 or more days.  No Project shall be deemed to be a Qualifying Unencumbered Property unless neither such Subsidiary Guarantor nor any other intervening Subsidiary between the Borrower and such Subsidiary Guarantor has any Indebtedness for borrowed money (other than Indebtedness due to the Borrower).

7.

The last grammatical paragraph of Section 2.5 of the Credit Agreement is hereby deleted and replaced by the following:

Borrower shall have the right to submit a Proposed Unencumbered Property for approval prior to its acquisition and the Administrative Agent and the Lenders shall promptly initiate and complete their review of such Proposed Unencumbered Property so long as Borrower has executed a letter of intent or a similar non-binding term sheet or if at any time the Administrative Agent shall determine that it does not have all of the Eligible Unencumbered Property Qualification Documents that are reasonably available to Borrower at that time, it shall promptly notify Borrower and request with specificity any missing documents.  Once the Administrative Agent has obtained all such materials it shall promptly request approval from the Lenders for the addition of such Proposed Unencumbered Property. Approval of the Required Lenders must be obtained before the Proposed Unencumbered Property can become a Qualifying Unencumbered Property.  Each Lender shall respond to the Administrative Agent’s request within ten (10) days after it receives such notice and the Eligible Unencumbered Property Qualification Documents related thereto.  Failure of any Lender to grant or withhold its approval by written notice to the Administrative Agent given within such period shall be deemed to be an approval of the addition of such Proposed Unencumbered Property.  If the Required Lenders so approve the addition of such Proposed Unencumbered Property, the Administrative Agent shall promptly notify Borrower that such Project has been so approved to become a Qualifying Unencumbered Property.  As a condition precedent to such Project actually becoming a Qualifying Unencumbered Property and being included in the Unencumbered Pool, Borrower shall satisfy, or shall cause the applicable Subsidiary Guarantor owning such Project to satisfy, within a period of not more than 120 days following the date such notice approval is issued by the Administrative Agent, the following conditions (the “Collateral Inclusion Conditions”) with respect to such Project:  (i) the applicable Subsidiary Guarantor owning such Project shall execute and deliver a Joinder Agreement with respect to the Subsidiary Guaranty, if such Subsidiary Guarantor has not already executed a Subsidiary Guaranty; and (ii) Borrower shall execute and deliver to the Administrative Agent on behalf of the Lenders a written confirmation that, as of the date such additional Qualifying Unencumbered Property is included in the Unencumbered Pool, all of the conditions to qualification as a Qualifying Unencumbered Property contained herein are satisfied in all material respects with respect to such Qualifying Unencumbered Property.

8.

Section 2.8 of the Credit Agreement is hereby deleted and replaced by the following:

2.8

Borrower shall make mandatory partial principal payments from time to time if, due to any increase in the Unencumbered Leverage Ratio or any decrease in the Unencumbered DSCR, whether by a Qualifying Unencumbered Property failing to continue to satisfy the requirement for qualification as a Qualifying Unencumbered Property or by a reduction in the Unencumbered Asset Value or the Adjusted Unencumbered NOI attributable to any Qualifying Unencumbered Property, either of the covenants set forth in clauses (e) or (f) of Section 6.21 are breached.  Such principal payments shall be in the amount needed to eliminate such breach.  Such mandatory principal payments shall be due and payable (i) in the case of any reduction due to a reduction in the Unencumbered NOI attributable to a Qualifying Unencumbered Property or a violation of the limitation set forth in clause (g) of the definition of Qualifying Unencumbered Property, ten (10) business days after delivery of the quarterly financial statements and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of such failure of a Project to satisfy a requirement for qualification as a Qualifying Unencumbered Property.

9.

For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for Charter One shall be as specified below its signature on the signature pages of this Amendment.

10.

The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and the Borrower has no offsets or claims against any of the Lenders.

11.

As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

12.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC., a Maryland corporation

By: /s/ Barry L. Lazarus
Print Name:  Barry L. Lazarus
Title:  President/COO

2901 Butterfield Road
Oak Brook, Illinois
Phone:  630-218-8000 x4929
Facsimile:  630-218-4957
Attention:  Barry L. Lazarus
Email:  blazarus@inlandgroup.com

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ Kevin P. Murray
Print Name: Kevin P. Murray
Title: Senior Vice President

1200 Abernathy Rd NE, Suite 1550
Atlanta, GA 30328
Phone:  216-689-4660
Facsimile:  216-689-3566
Attention:  Kevin Murray
Amount of Commitment:  $25,000,000

With a copy to:

KeyBank National Association
800 Superior, 6th Floor
Cleveland, Ohio  44114
Attention:  John Hyland
Phone:  216-813-1603
Facsimile:  216-370-6206

RBS CITIZENS, N.A. d/b/a as Charter One

By: /s/ Michelle L. Lyles
Print Name: Michelle L. Lyles
Title: Assistant Vice President

RBS Citizens, N.A. d/b/a Charter One
Commercial Real Estate Client Services
1215 Superior Avenue
Cleveland, Ohio  44114
Phone:

216-277-0166
Facsimile:  216-277-4600
Attention:  Shelly Lyles, Assistant Vice President
Amount of Commitment:  $25,000,000